Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-104458 and 333-01649 on Form S-8 of our report dated June 29, 2011, relating to the 2010 financial statements of the West Coast Bancorp 401(k) Plan, appearing in this Annual Report on Form 11-K of the West Coast Bancorp 401(k) Plan for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
June 27, 2012